Exhibit 10.2

MUTUAL GENERAL RELEASE AGREEMENT

THIS MUTUAL GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into by and between National Technical Systems, Inc., a California corporation, its subsidiaries, affiliates and related companies, including, but not limited to, NTS Technical Systems, a California corporation, and XXCAL, Inc., a California corporation (all of which entities hereinafter collectively are referred to as “Company),” on the one hand, and Marvin Hoffman, an individual (“Hoffman”), on the other hand, and is based on the following recitals of facts.

A.           Hoffman has been employed as the Company’s Chief Information Officer (“CIO”) pursuant to a letter agreement dated September 24, 2001, which agreement superseded and replaced all prior agreements between the parties (the “2001 Agreement”). Hoffman also serves as Vice-Chairman of the Company’s Board of Directors, as a member of the Senior Management Committee and a member of the Senior Marketing Committee.

B.           Pursuant to the terms of the 2001 Agreement, National Technical Systems, Inc. exercised its option to purchase Hoffman’s National Technical Systems, Inc. shares on March 28, 2006. The sale of said stock was consummated on March 28, 2006.

C.           On April 20, 2004, National Technical Systems, Inc. and Hoffman entered into an Indemnification Agreement. This Mutual General Release Agreement is not intended to, and does not, release the rights, duties and obligations of the parties under the Indemnification Agreement and the letter of clarification dated March 28, 2006, copies of which are attached hereto.

D.           Pursuant to a new employment agreement entered into concurrently with the execution of this Agreement (1) Hoffman and National Technical Systems, Inc. have mutually agreed to terminate the 2001 Agreement, and (2) Hoffman and NTS Technical Systems, a California corporation (“NTS”) have agreed to continue Hoffman’s employment with NTS pursuant to the terms set forth in such new employment agreement.

E.	Hoffman is over age forty (40).

NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants herein set forth, the parties hereto agree as follows.

1.            In consideration for NTS entering into a new employment agreement with Hoffman effective concurrently herewith and the terms and provisions of this Agreement, Hoffman agrees that, except for the rights, duties and obligations of the parties under the Indemnification Agreement, this Agreement constitutes a fully executed settlement and a general and special release of any and all of Hoffman’s claims, and does hereby forever relieve, release, and discharge, any and all debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, and expenses (including, but not limited to, attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature arising out of or related to any acts, events, or omissions occurring on or before the date that Hoffman executes this Agreement, against

Company and any and all of its affiliated or related business entities, including all of their respective predecessors, successors, heirs, assigns, owners, attorneys, parent corporation, subsidiaries (whether or not wholly-owned), divisions, partners, officers, directors, agents, employees, former employees, executors, administrators, and insurers, through the date of execution of this Agreement, arising out of or in any way related to the 2001 Agreement, Hoffman’s employment with the Company, his membership as Vice-Chairman of the Board of Directors, and/or the termination of said employment and membership, the exercise by National Technical Systems, Inc. of its option under the 2001 Agreement and the purchase of stock pursuant to such exercise, including but not limited to, any claims arising under the Age Discrimination in Employment Act of 1967, and/or any common law claim for breach of contract, breach of the covenant of good faith and fair dealing, bad faith denial of the existence of a contract, infliction of emotional distress (whether negligent or intentional), misrepresentation (whether negligent or intentional), or wrongful termination in violation of public policy.

2.            In consideration of the terms and provisions of this Agreement, Company, on behalf of itself and all of its affiliated or related business entities (including all of their respective predecessors, successors, heirs, assigns, owners, attorneys, parent corporation, subsidiaries (whether or not wholly-owned), divisions, partners, officers, directors, agents, employees, former employees, executors, administrators, and insurers), does hereby forever relieve, release, and discharge Hoffman and his successors and assigns from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, and expenses (including, but not limited to, attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature arising out of or related to any acts, events, or omissions occurring on or before the date that Company executes this Agreement.

3.            Hoffman is hereby advised (a) that Hoffman has the right to consult with his attorney prior to signing this Agreement; (b) that Hoffman has 21 days in which to consider and accept this Agreement; and (c) that Hoffman has a period of seven (7) days following his execution of this Agreement in which he may revoke this Agreement by communicating such revocation in a writing directed to Cynthia R. Maher, Corporate Counsel, National Technical Systems, 130 Chaparral Court, Suite 250, Anaheim, CA 92869. By revoking this Agreement, Hoffman also revokes the employment agreement executed concurrently herewith pursuant to which Hoffman otherwise would become employed by NTS through December 31, 2009. If Hoffman does not advise the Compnay within such seven (7) day period of his revocation of the Agreement, the Agreement will become enforceable and effective upon the expiration of the seven days.

4.            Except for the rights, duties and obligations of the parties under the Indemnification Agreement and the letter of clarification dated March 28, 2006, the Company and Hoffman acknowledge and understand that this Agreement includes a specific waiver by Hoffman and Company, respectively, of the provisions of Section 1542 of the California Civil Code and any rights or benefits Employee or Company has or may have thereunder. Section 1542 of the California Civil Code provides as follows:

“ A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

5.            This Agreement shall not be construed as an admission by the Company or Hoffman of any discriminatory, improper, wrongful, fraudulent, tortuous or unlawful actions, or any other wrongdoing whatsoever toward the other or any other person or persons, and the Parties specifically denies any wrongdoing toward one another against Hoffman or any other person or persons.

6.            Hoffman and Company represent that neither of them presently has on file any complaints, charges or claims against the other in any court or administrative forum, or before any governmental agency or entity.

7.            Hoffman and Company represent that neither of them will hereafter file any complaints, charges or claims (civil, administrative, workers’ compensation, or criminal) against the other with any administrative, state, federal or governmental entity, agency, board or court based upon any claim(s) released in this Mutual General Release Agreement.

8.            Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to arbitration in Los Angeles County, California, before an experienced employment arbitrator licensed to practice law in California. Such arbitration shall be conducted in accordance with the rules of the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) and shall be the exclusive remedy for such claim or dispute. Such arbitration shall be completed no later than 180 days after the service of a request to arbitrate by either party. By agreeing to this provision, the parties acknowledge and agree that each is waiving its/his right to a jury trial of any claims. Should Hoffman or the Company hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement, or pursue any dispute or matter covered by this paragraph by any method other than said arbitration, the responding party shall be entitled to recover from him/it all damages, costs, expenses, and attorneys’ fees incurred as a result of such action.

9.            The Parties acknowledge and understand that both Parties have had the right to consult with an attorney of his/its choice concerning the terms, execution and effect of this Agreement.

10.          The Parties sign this Agreement voluntarily and with a full understanding of and agreement with its terms for the purpose of receiving additional pay and benefits from the Company and Hoffman’s continuous services to the Company.

11.          The Parties to this Agreement represent that they have had an opportunity to review the Agreement, that they read and understand the Agreement, that they are fully aware of the contents of this Agreement and of its legal effect, and mutually warrant and represent that this Agreement is executed voluntarily and without duress or undue influence on the part of or on behalf of any party thereto.

12.          This Agreement shall be construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned have executed this Mutual General Release Agreement as of the dates set forth below.

NATIONAL TECHNICAL SYSTEMS, INC., a California corporation By: /s/ William C. McGinnis William C. McGinnis Its: Chief Executive Officer Date: May 8, 2006	/s/ Marvin Hoffman Marvin Hoffman Date: May 5, 2006